SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): May 15, 2003

                                   ----------


                        CROSS MEDIA MARKETING CORPORATION
             (Exact name of registrant as specified in its charter)




           Delaware                      0-25435                 13-4042921
 (State or other jurisdiction of  (Commission file number)    (I.R.S. employer
  incorporation or organization)                             identification no.)




          461 Fifth Avenue, 19th Floor
              New York, New York                                  10017
    (Address of principal executive offices)                    (Zip code)

       Registrant's telephone number, including area code: (212) 457-1200

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Item 2.  Acquisition or Disposition of Assets

      On May 15, 2003, Preferred Consumer Marketing, Inc. ("PCM"), a wholly owned subsidiary of Cross Media Marketing Corporation (the "Company"), merged with and into National Syndications, Inc. ("NSI"), another wholly owned subsidiary of the Company. NSI, a Delaware corporation, was the surviving corporation of the merger and remains a wholly-owned subsidiary of the Company.

      On May 19, 2003, NSI entered into an assignment for the benefit of creditors (the "General Assignment") under Delaware law. Under the General Assignment, NSI assigned to Sherwood Partners, Inc., as assignee for the benefit of NSI's creditors generally ("Sherwood"), all of NSI's assets and properties (including the assets and properties of PCM acquired in the merger described above) and any interest or equity therein. Immediately following the effectiveness of the General Assignment, Sherwood sold substantially all of the assets acquired under the General Assignment to a third party purchaser. This transaction resulted in a net reduction of indebtedness of the Company and NSI of approximately $2.3 million.

Item 5.  Other Events

      The Company has postponed its 2003 annual meeting of stockholders, originally scheduled for June 4, 2003, to a date to be determined.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(b)  Pro Forma Financial Information

      It is impracticable to provide pro forma financial information at this time. Such pro forma financial information, if required to be filed under Regulation S-X, will be filed under cover of Form 8-K/A within 60 days of the date this Form 8-K was required to be filed.

(c)  Exhibits

Exhibit No.       Description
-----------       -----------

2.1               Agreement and Plan of Merger of PCM with and into NSI.

2.2 General Assignment by NSI to Sherwood Partners, Inc., dated as of May 19, 2003.

                                Index to Exhibits
                                -----------------

Exhibit No.       Description
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2.1               Agreement and Plan of Merger of PCM with and into NSI.

2.2 General Assignment by NSI to Sherwood Partners, Inc., dated as of May 19, 2003.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Cross Media Marketing Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    CROSS MEDIA MARKETING CORPORATION



Date:  May 30, 2003                   By: /s/ Chet Borgida
                                         ------------------------------
                                         Name:  Chet Borgida
                                         Title: Chief Financial Officer